Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

SKYWATER TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	—	(4)	(6)	(6)	—	—
	Equity	Common Stock, $0.01 par value	—	(4)(5)	(6)	(6)	—	—
	Equity	Preferred Stock, $0.01 par value	—	(4)(5)	(6)	(6)	—	—
	Other	Depositary Shares	—	(4)	(6)	(6)	—	—
	Other	Warrants	—	(4)	(6)	(6)	—	—
	Other	Subscription Rights	—	(4)	(6)	(6)	—	—
	Other	Purchase Contracts	—	(4)	(6)	(6)	—	—
	Other	Units	—	(4)	(6)	(6)	—	—
	Unallocated (Universal) Shelf(1)	—	457(o)	—	—	$250,000,000.00	0.0000927	$23,175.00(7)

	Equity(2)	Common Stock, $0.01 par value	Other(3)	2,000,000	$14.23(3)	$28,460,000.00	0.0000927	$2,638.24
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$278,460,000.00		$25,813.24
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$25,813.24

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by SkyWater Technology, Inc. (the “Registrant”).
(2)

Represents common stock that may be offered and sold from time to time in one or more offerings by the selling stockholders to be identified in a prospectus supplement, in a post-effective amendment of the registration statement or in filings the Registrant makes with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

(3)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $15.00 (high) and $13.45 (low) sale price of the Registrant’s common stock as reported on the Nasdaq Capital Market on August 15, 2022, which date is within five business days prior to filing this Registration Statement.

(4)

There are being registered hereunder an indeterminate number or amount, as the case may be, of the securities of each identified class as may from time to time be offered and sold at indeterminate prices, which together shall have a maximum aggregate offering price not to exceed $250,000,000.00. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The securities registered also include an indeterminate number or amount, as the case may be, of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder.

(5)

Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and shares of preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(6)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.

(7)	Calculated pursuant to Rule 457(o), based on the proposed Maximum Aggregate Offering Price.

1